SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549


                                FORM 8-K
                             CURRENT REPORT


                 Pursuant to Section 13 or 15 (d) of the
                     Securities Exchange Act of 1934


                            February 25, 1997
            Date of Report (Date of earliest event reported)


                        THOMAS & BETTS CORPORATION
         (Exact name of registrant as specified in its Charter)


       Tennessee                     1-4682                  22-1326940
(State of Incorporation)      (Commission File No.)        (IRS Employer
                                                        Identification No.)


 1555 Lynnfield Road,   Memphis, Tennessee                     38119
(Address of Principal Executive Offices)                    (Zip Code)


                               (901) 682-7766
          (Registrant's telephone number, including area code)


                                    N/A
      (Former name or former address, if changed since last report)



Item 5.   Other Events


Augat Inc. (Augat) was acquired by Thomas & Betts Corporation (Thomas & Betts) on December 11, 1996 in a business combination involving the exchange of all outstanding Augat common stock for Thomas & Betts common stock. The acquisition is accounted for as a pooling of interests.

Pooling of interests accounting rules require that no affiliate (officer, director or ten percent or greater shareholder) of Augat and no affiliate of Thomas & Betts significantly reduce its risk relative to its common shareholder position within the period beginning 30 days prior to consummation of the business combination and ending upon publication of financial results that include combined sales and net income covering at least 30 days of post-acquisition combined operations. Such publication is satisfied by the filing of a report on Form 8-K with the Securities and Exchange Commission.

This Form 8-K sets forth the following required financial information on combined sales and net income of Augat and Thomas & Betts for 30 days of post-acquisition combined operations from December 30, 1996 through January 28, 1997:

                    Combined Post-Acquisition Results
                For December 30, 1996 - January 28, 1997

                  Net Sales            $144,716,000

                  Net Earnings         $  2,520,000

The above results have been prepared and published only for purposes of complying with pooling of interests accounting requirements, and are thus not indicative or predictive of results for either the full quarter or the 1997 fiscal year. In addition to seasonally low sales in January, net sales and net earnings during this period reflect a virtual shutdown of the Corporation's European operations through January 5 for the holiday season. Also, the Corporation's domestic master distribution center's normal shipping schedule was reduced by four days for sample inventory counts and the New Year's holiday. As a result, fixed expenses were relatively higher compared to the abnormally low sales volume.


                                      Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      THOMAS & BETTS CORPORATION





Dated: February 25, 1997         By:  /s/ Fred R. Jones
                                      Vice President-Finance and Treasurer




                                 By:  /s/ Jerry Kronenberg
                                      Jerry Kronenberg
                                      Vice President-General Counsel